Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental  Indenture”), dated as of May 16, 2007 is made by and among Universal Hospital Services, Inc., a Delaware corporation (the “Company”) and Wells Fargo Bank, National Association (the “Trustee”), as Trustee.

RECITALS:

A.            The Company and the Trustee are parties to an Indenture dated as of October 17, 2003 (the “Indenture”).

B.            Pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered an aggregate principal amount of $260,000,000 of the Company’s 10.125% Senior Notes due 2011 (the “Notes”).

C.            Section 9.02 of the Indenture provides, among other things, that with the consent of the holders (the “Holders”) of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”), the Company and the Trustee may amend the Indenture or the Notes, subject to certain exceptions specified in Section 9.02(1)-(9) of the Indenture.

D.            On April 30, 2007, the Company distributed an Offer to Purchase and Consent Solicitation Statement (as amended, modified, or supplemented, the “Offer to Purchase”) to each Holder.

E.             The Company has obtained the Requisite Consents (as defined in the Offer to Purchase) to amend the Indenture as set forth in the Offer to Purchase (the “Amendments”).

F.             This Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

G.            The Company has delivered, or caused to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel meeting the requirements of Section 12.04 of the Indenture.

NOW THEREFORE, each party agrees for the benefit of the other parties and for the equal and ratable benefit of all Holders, as follows:

AGREEMENT:

Section 1.              Definitions. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein have the meanings given to them in the Indenture. Section 1.01 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Section 2.1 below.

Section 2.              Amendments.

2.1          Amendment of Certain Sections of the Indenture. The Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

(a)           Section 3.09   Offer to Purchase by Application of Excess Proceeds.

(b)           Section 4.03. Reports.

(c)           Section 4.05. Taxes.

(d)           Section 4.06   Stay, Extension and Usury Laws.

(e)           Section 4.07. Restricted Payments.

(f)                                    Section 4.08. Dividends and Other Payment Restrictions Affecting Subsidiaries.

(g)                                 Section 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock.

(h)                                 Section 4.10   Asset Sales.

(i)                                     Section 4.11. Transactions with Affiliates.

(j)                                     Section 4.12. Liens.

(k)                                  Section 4.13. Business Activities.

(l)                                     Section 4.14. Corporate Existence.

(m)                               Section 4.15    Offer to Repurchase Upon Change of Control

(n)                                 Section 4.16    Limitation on Issuance of Guarantees of Indebtedness.

(o)                                 Section 4.17. Payments for Consent.

(p)                                 Section 5.01. Merger, Consolidation or Sale of Assets.

(q)                                 Section 6.01(3), (5), and (6). Certain Events of Default.

(r)                                    Section 10.04. Guarantors May Consolidate, etc., on Certain Terms.

Section 3.              Miscellaneous.

3.1          Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder holding Notes that have been heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby; provided, however, that Section 2.1 hereof will not become operative unless and until all the Notes that are validly tendered and not withdrawn at or prior to the Consent Payment Deadline (as defined in the Offer to Purchase) are purchased on the Settlement Date (as defined in the Offer to Purchase).

3.2          Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions of the Indenture shall remain in full force and effect.

3.3          Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

3.4          Confirmation and Preservation of the Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

3.5          Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies, or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Act”), that is required under such Act to be part of and govern any provision of this Supplemental Indenture, the provision of such Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Act that may be so modified or excluded, the provisions of the Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

3.6          Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture.

3.7          Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided, including specifically the Trustee’s rights to indemnification contained in Section 7.07 of the Indenture.

3.8          Separability Clause. In case any provision of this Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.9          Effect of Headings. The Section and Subsection headings herein are for convenience only and shall not affect the construction hereof.

3.10        Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, the Indenture, or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy, or claim under the Indenture, this Supplemental Indenture, or the Notes.

3.11        Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and permitted assigns, whether so expressed or not.

3.12        Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE  THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

3.13        Counterparts. This Supplemental Indenture may be executed in counterparts (including by means of facsimile signature pages), each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and the year first written above.

UNIVERSAL HOSPITAL SERVICES, INC.

By:	/s/ Gary D. Blackford
Name: Gary D. Blackford
Title: President & CEO

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Timothy P. Mowdy
Name:	Timothy P. Mowdy
Title:	Vice President